Exhibit 10.1
EAGLE MATERIALS INC.
SALARIED INCENTIVE COMPENSATION PROGRAM
FOR FISCAL YEAR 2009
1. Purpose
     The purpose of the Eagle Materials Inc. Salaried Incentive Compensation Program for Fiscal Year 2009 (the “Plan”) is to establish an incentive bonus program which: (i) focuses on the performance of Eagle Materials Inc. (the “Company”) as well as individual performance; and (ii) aligns the interest of participants with those of the Company’s shareholders. The Plan is adopted by the Compensation Committee of the Board of Directors (the “Committee”) under the structure of the Company’s Incentive Plan, as amended, (the “Incentive Plan”) and is subject to all the terms and conditions of such Incentive Plan, including, without limitation the limits set forth in Section 8 of the Plan. The Plan shall be in effect for the fiscal year ending March 31, 2009.
2. Eligibility
     The Company’s Chief Executive Officer (the “CEO”) and his direct reports are eligible to participate in the Plan. The CEO may also include in the Plan additional exempt salaried employees at the corporate level of the Company.
     Participants must be an exempt salaried manager or professional. No hourly or non-exempt employee may participate. Participants in the Plan may not participate in any other Company incentive plan providing for monetary awards, except for the Eagle Materials Long Term Compensation Program and the Eagle Materials Special Situation Program.
3. Bonus Pool
     To ensure reasonableness and affordability, available funds for bonus payments under the Plan are to be determined as a percentage of earnings before interest and taxes (“EBIT”) of the Company. The actual percentage may vary from year to year as recommend by the CEO and approved by the Committee. For Fiscal Year 2009, 1.2% of the Company’s EBIT will fund the corporate bonus pool.
     Participants must be employed on March 31, 2009 to be eligible for any bonus award. Awards may be adjusted for partial year participation for participants who enter the program after April 1, 2008.
4. Allocation of Corporate Pool
     At the beginning of the fiscal year goals and objectives shall be established for each participant. The actual bonus award paid at the end of the fiscal year shall be based on the individual participant’s performance relative to the previously established goals and objectives. Except with respect to the CEO, each participant’s allocated percentage of the corporate pool, his/her goals and objectives and his/her individual performance relative to the goals and objectives (and bonus award) shall be recommended by the CEO and approved and certified by the Committee. The CEO’s allocated percentage of the corporate pool, his/her goals and objectives and his/her individual performance (and bonus award) shall be approved and certified by the Committee. For each participant, the maximum annual bonus award opportunity is represented by the percentage of the corporate pool assigned to such participant.
5. Goals and Objectives
     The goals and objectives to be used for participants in the Plan may be comprised of objective and subjective criteria and should generally have a broader scope than the goals and objectives for subsidiary companies. However, at the same time the goals must also contain specific criteria regarding execution that links subsidiary company performance to corporate performance. By way of example and not limitation, these goals and objectives could focus on operational criteria, the interaction between corporate and subsidiaries as a way of gauging the successful execution of business plans, strategic execution criteria, criteria relating to shareholder alignment and investor relations, interaction and communication with the board, performance relative to the responsibilities associated with being publicly traded company, organizational development and leadership skills.
6. Plan Administration
     The Plan shall be administered by the Committee, which shall have full and exclusive power to interpret this Plan and to adopt such rules, regulations and guidelines for carrying out this Plan as it may deem necessary or appropriate in its sole discretion. All decisions of the Committee shall be binding and conclusive on the participants. The Committee shall determine all terms and conditions of the bonus awards.
     No member of the Committee shall be liable for anything done or omitted to be done by him or by any member of the Committee in connection with the performance of any duties under this Plan, except for his own willful misconduct or as expressly provided by statute.
7. No Employment Guaranteed
     No provision of this Plan hereunder shall confer any right upon any executive officer to continued employment.
8. Governing Law
     This Plan and all determinations made and actions taken pursuant hereto, shall be governed by and construed in accordance with the laws of the State of Texas, without reference to any conflicts of law principles thereof that would require the application of the laws of another jurisdiction.